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                              AMENDED AND RESTATED
                         HORIZON GROUP PROPERTIES, INC.
                                     BY-LAWS

                     Originally adopted as of April 28, 1998
                    Third Amendment adopted as of May 4, 2001

Pursuant to Article 10 of the Amended and Restated By-Laws of Horizon Group Properties, Inc. (the "Corporation") and by the action of the Board of Directors of the Corporation at the meeting of the Board of Directors on May 4, 2001,
Section 2.02 of the Amended and Restated By-Laws of the Corporation is hereby replaced in its entirety with the following new Section 2.02:

     "Section 2.02 ANNUAL MEETING. The annual meeting of the stockholders shall be held on the second Tuesday in May (or on such other date as may be established from time to time by resolution of the Board of Directors), at such place and time as the Board of Directors may from time to time designate. At each annual meeting, stockholders entitled to vote shall elect the members of the Board of Directors and transact such other business as may be properly brought before the meeting in accordance with the Articles of Amendment and Restatement of the Corporation (the "Articles") and, to the extent not inconsistent therewith, notice procedures specified in Section 2.04 below."

 THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF THE CORPORATION IS ADOPTED AS OF MAY 4, 2001.

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